NEWS RELEASE


FOR RELEASE IMMEDIATELY                      CONTACT:
November 4, 2005                             FRED W. RICKERT
                                             808/877-3871
                                             808/877-1614 FAX

MAUI LAND & PINEAPPLE REPORTS 2005 3rd QUARTER RESULTS

     Kahului, Hawaii, November 4..Maui Land & Pineapple Company, Inc. (AMEX: MLP) reported net income of $2.0 million ($.28 per share) for the third quarter of 2005 compared to a net loss of $2.2 million ($.30 per share) for the third quarter of 2004. Revenues for the third quarter of 2005 increased by 28% to $44.1 million from $34.6 million for the third quarter of 2004.

     The improved third quarter results were largely attributable to three Upcountry Maui land sales reported by the Company's Community Development segment, which resulted in recognized revenues of $6.0 million and pre-tax gains of $5.6 million. The land sold had been earmarked for disposition as "non-core" to the Company's strategic plan. Overall, the Community Development segment reported an operating profit of $7.5 million for the third quarter of 2005 compared to $2.3 million for the third quarter of 2004. Revenues from this operating segment were $13.5 million for the third quarter of 2005 compared to $5.6 million for the third quarter of 2004. In addition to the non-core property sales, increased revenues and operating profits reported by the Community Development segment reflected the sale of lots at the Company's Honolua Ridge Phase I and Phase II agricultural subdivisions.

     "Our asset redeployment program has enabled us to invest in all business segments," said David C. Cole, Chairman, President and CEO of ML&P. "Fruit quality and channel mix in the Pineapple unit are evolving as planned, while the pace of investment programs at the Kapalua Resort have been impacted by inclement weather and rising construction costs. The Community Development segment continues to execute as planned."

     The Pineapple segment produced an operating loss from continuing operations of $2.5 million for the third quarter of 2005 compared to an operating loss of $3.6 million for the third quarter of 2004. Revenues for the third quarter of 2005 of $20.3 million were 7% higher than the third quarter of 2004. Increased Pineapple segment revenues were due to fresh pineapple sales more than offsetting lower revenues from canned pineapple. Operating losses reported by the Pineapple segment for the third quarter of 2005 include increased depreciation charges of $900,000, related to the planned replacement of the current cannery, can plant and fresh fruit packing facility.

     The Resort segment reported an operating loss of $2.1 million for the third quarter of 2005 compared to an operating loss of $1.8 million for the third quarter of 2004. Resort revenues of $10.3 million for the third quarter of 2005 were 2% higher than the third quarter of 2004. The closure of the Plantation Golf Course from April 1, 2005 through July 30, 2005 for extended green and fairway bunker renovations had a significant negative impact on the Resort operations for the third quarter of 2005. However, increased paid rounds at the Bay and Village golf courses and higher average green fees, along with increased occupancies at the Resort, partially offset the negative impact of the Plantation Golf Course closure.

     For the first nine months of 2005, the Company's net income was $9.7 million ($1.35 per share) compared to a net loss of $3.0 million ($.42 per share) for the first nine months of 2004. Revenues for the first nine months of 2005 increased by 27% to $133.4 million from $104.8 million for the same period in 2004.

     The Community Development segment reported an operating profit of $26.8 million for the first nine months of 2005 compared to $7.6 million for the first nine months of 2004. Revenues from this operating segment were $48.6 million for the first nine months of 2005 compared to $14.7 million for the first nine months of 2004. The first nine months of 2005 includes the sales of approximately 260 acres of Upcountry Maui properties, which resulted in revenues of $20.5 million and operating profit of $16.2 million. Revenues for the first nine months of 2005 include $23.0 million from the sale of lots at the Honolua Ridge Phase I and II agricultural subdivisions. Revenues and profit from these projects are being recognized using the percentage-of-completion method as the subdivision improvements are completed.

     The Pineapple segment produced an operating loss from continuing operations of $7.2 million for the first nine months of 2005 compared to an operating loss of $8.2 million for the first nine months of 2004. Revenues for the first nine months of 2005 of $52.3 million were 9% lower than the first nine months of 2004. Lower Pineapple segment revenues in 2005 was due to a reduced volume of canned pineapple sales, which was partially offset by increased fresh pineapple sales volume. Operating losses reported by the Pineapple segment in 2005 include additional depreciation charges of $2.2 million.

     The Resort segment reported an operating loss of $4.0 million for the first nine months of 2005 compared to an operating loss of $3.1 million for the first nine months of 2004. Resort revenues of $32.4 million for the first nine months of 2005 were less than 1% lower than the same period in 2004. The four-month closure of the Plantation Golf Course was the single largest contributor to the increased operating losses in 2005.


             *        *        *        *        *
                  MAUI LAND & PINEAPPLE COMPANY, INC.
                   Report of Consolidated Operations
                              (Unaudited)
            (Dollars in Thousands Except Per Share Amounts)

                           Three Months Ended       Nine Months Ended
                              September 30             September 30
                             2005      2004           2005     2004
Revenues
  Pineapple               $20,295   $19,008        $52,338   $57,604
  Resort                   10,256    10,007         32,374   32,522
  Community Development    13,483     5,563         48,619   14,674
  Other                        68         8            102       42
Total Revenues             44,102    34,586        133,433   104,842

Operating Profit (Loss)
  Pineapple                (2,490)   (3,626)        (7,181)  (8,179)
  Resort                   (2,106)   (1,800)        (4,040)  (3,059)
  Community Development     7,535      2,254         26,777   7,601
  Other                       (16)        10          (141)    (228)
Net Operating Profit (Loss) 2,923    (3,162)        15,415   (3,865)
Interest Expense              (71)     (314)          (308)    (966)
Interest Income               158         3            188       31
Income Tax (Expense)
  Benefit                  (1,006)    1,240         (5,552)   1,678

Income (Loss) -
   Continuing Operations    2,004    (2,233)         9,743   (3,122)

Income - Discontinued
   Operations                 --         80             --      114

Net Income (Loss)         $  2,004  $(2,153)      $  9,743  $(3,008)

Earnings Per Common Share
  Basic                   $    .28  $  (.30)       $   1.35  $ (.42)
  Diluted                 $    .27  $  (.30)       $   1.33  $ (.42)

Average Common Shares Outstanding
  Basic                  7,230,319  7,197,819      7,228,501 7,196,485
  Diluted                7,303,749  7,197,819      7,315,657 7,196,485

NOTES:
The Company's reports for interim periods utilize numerous estimates of production, general and administrative expenses, and other costs for the full year. Consequently, amounts in the interim reports are not necessarily indicative of results for the full year.

In 2005, responsibility for the real estate leasing activity that was accounted for in the Resort segment was transferred to the Community Development segment (previously called "Development" segment) and prior year amounts were restated for comparability. The Community Development segment as reorganized is comprised of all of the Company's real estate entitlement, development, construction, sales and leasing activities. The Community Development segment also includes the Company's 51% equity interest in Kapalua Bay Holdings LLC, the owner and operator of the Kapalua Bay Hotel. Remaining in the Resort segment are the ongoing operations of Kapalua Resort's recreation and retail operations, the Kapalua Villas, and the water and sewage transmission utility companies operations.

Revenues and operating profit reported for the operating segments for the three and nine months of 2004 have also been restated to conform to a change in Statement of Operations reporting format and the allocation practice for corporate general and administrative expenses that the Company adopted in the fourth quarter of 2004.